Exhibit 10.4

               2008

HENDERSON GROUP PLC

NEW HENDERSON GROUP

ANDREW FORMICA

SERVICE AGREEMENT

TABLE OF CONTENTS

1.	DEFINITIONS	3
2.	TERM AND JOB DESCRIPTION	3
3.	DUTIES	4
4.	SALARY	5
5.	BONUS	5
6.	EXPENSES	6
7.	PENSION	6
8.	INSURANCE	6
9.	HOLIDAY	7
10.	SICKNESS AND OTHER INCAPACITY	7
11.	OTHER INTERESTS	8
12.	SHARE DEALING AND OTHER CODES OF CONDUCT	8
13.	FINANCIAL REGULATIONS	8
14.	INTELLECTUAL PROPERTY	8
15.	DISCIPLINARY AND GRIEVANCE PROCEDURES	9
16.	TERMINATION	10
17.	SUSPENSION AND GARDENING LEAVE	12
18.	RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY	13
19.	POST-TERMINATION COVENANTS	13
20.	EXECUTIVE’S POSITION AS DIRECTOR	15
21.	WAIVER OF RIGHTS	15
22.	DATA PROTECTION	15
23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	16
24.	MISCELLANEOUS	17

THIS AGREEMENT is made on                     2008.

BETWEEN

1.                                      HENDERSON GROUP PLC, a company which has its registered office at 4 Broadgate, London, EC2M 2DA (the Company);

2.                                      HENDERSON GROUP PLC, a company incorporated in Jersey with registered number 101484 whose registered office is at 47 Esplanade, St Helier, Jersey, JE1 OBD (New Henderson Group); and

3.                                      ANDREW FORMICA                                                                                  (the Executive).

IT IS AGREED as follows:-

1.                                      DEFINITIONS

In this Agreement the following expressions have the following meanings:

Board means the board of directors of the Company (or a duly constituted committee of the board of directors) or, where appropriate as regards the performance of the Executive’s duties as director and Chief Executive Officer of New Henderson Group, the board of directors (or a duly constituted committee of the board of directors) of New Henderson Group;

Effective Date means 5 November 2008;

Employment means the Executive’s employment in accordance with the terms and conditions of this Agreement;

Group Company means the Company, any holding company of the Company, any holding company of New Henderson Group and any subsidiary of the Company or New Henderson Group (as defined in the Companies Act 2006); and

Recognised Investment Exchange has the meaning given to it by section 285 of the Financial Services and Markets Act 2000;

2.                                      TERM AND JOB DESCRIPTION

2.1                               The Executive shall be employed by the Company as Chief Executive Officer or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Board from time to time. The Company agrees to make the Executive available, and the Executive agrees, to perform such duties as a director and Chief Executive Officer of New Henderson Group as New Henderson Group shall from time to time reasonably require on and subject to such terms and conditions as New Henderson Group shall specify.

2.2                               The Employment shall begin on the Effective Date. The Executive’s period of continuous employment for statutory purposes began on 1 March 1993. Subject to clause 16, the Employment will continue until terminated by the Executive giving the Company six months’ written notice, or by the Company giving the Executive twelve months’ written notice, or by mutual consent.

3.                                      DUTIES

3.1                               During the Employment, the Executive will:

(a)                                 diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Board, whether such duties or powers relate to the Company or any other Group Company;

(b)                                 comply with all directions lawfully and properly given to him by the Board;

(c)                                  unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his working hours to the business of the Company or any other Group Company for which he is required to perform duties; and

(d)                                 promptly provide the Board with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties.

3.2                               As a senior executive the Executive’s working time is not measured or predetermined. The Executive is responsible for determining his own hours of work, providing that such hours are consistent with the proper performance of his duties.

3.3                               The Executive’s normal place of work is the Company’s principal UK office from time to time or such other location at which the Company may from time to time require the Executive to base himself.

3.4                               The Executive agrees to travel (both within and outside the United Kingdom) as may be required for the proper performance of his duties under the Employment.

3.5                               The Company reserves the right to require the Executive to hold any office in any other Group Company.

3.6                               The Company and the Executive acknowledge that the duties which the Executive may perform as a director and Chief Executive Officer of New Henderson Group shall include preparation for, travel to and attendance at all scheduled and emergency board meetings of New Henderson Group, and any other meetings or events involving the directors of New Henderson Group such as away days and all annual and extraordinary general meetings of New Henderson Group. The Company and the Executive acknowledge these duties shall be carried out in the Republic of Ireland or otherwise outside the UK.

4.                                      SALARY

4.1                               The Executive’s initial salary is £350,000 (less any required deductions). The salary will be reviewed annually during the Employment, with the first review to take place on 1 April 2010. No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review, but will not decrease it.

4.2                               The Executive’s salary will accrue on a daily basis, and will be payable in arrears in equal monthly instalments.

4.3                               The Executive’s salary will be inclusive of all fees and other remuneration to which he may be or become entitled as an officer of the Company or of any other Group Company.

4.4                               The Executive agrees that, pursuant to Part II of the Employment Rights Act 1996 the Company has the right to deduct from his salary and/or bonus any amount owed to the Company or any Group Company by the Executive.

5.                                      BONUS

5.1                               The Executive will be eligible to participate in the Company’s short-term incentive plan (STI), subject to the rules of the plan which apply from time to time. Payment of bonuses (if any) is usually made in March and any payments which are made are determined by reference to performance in the preceding calendar year (the Performance Year). Where (as in respect of the 2008 Performance Year) the Executive’s salary and/or STI range changes during a Performance Year, any award for that year will be calculated on a pro-rated basis by reference to the different salaries and/or STI ranges received during each part of that Performance Year. Any entitlement to a bonus will be entirely at the Company’s discretion, based on the Executive’s performance and that of the Company and will be subject to the Executive being in employment at the date of payment and subject to neither the Executive or the Company having given notice under clause 2.2 above. Performance objectives will be agreed annually by the Company’s remuneration committee and will be communicated to the Executive. Any bonus payable will be non-pensionable.

5.2                               The maximum STI bonus for which the Executive may be eligible is 600 % of basic salary. The Executive’s target STI bonus is 300 % of basic salary.

5.3                               Any proportion of any award (including any guarantee) may at the Company’s discretion be paid in the form of shares in Henderson Group Plc or Henderson products. The Company may require the Executive to defer a proportion of any award (including any guarantee) into the Company’s current deferral scheme. The terms of the current deferral scheme will be communicated at the relevant time.

6.                                      EXPENSES

The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to production of receipts or other appropriate evidence of payment.

7.                                      PENSION

7.1                               The Executive will remain a member of the money purchase section of the UK staff pension scheme (the Pension Scheme), subject to the rules of the Pension Scheme.

7.2                               The Pension Scheme is contracted-out of the State Second Pension (S2P) (previously known as the State Earnings Related Pension Scheme (SERPS)), and a contracting-out certificate is in force.

7.3                               The Company reserves the right to amend or discontinue the Pension Scheme or its rules at any time, subject to having given the employees affected prior notice.

7.4                               The trustees of the Pension Scheme and their advisers and administrators (as detailed in the Annual Scheme Report and Accounts) need to process certain data about the Executive. These may include items which are categorised as personal data and sensitive personal data under the Data Protection Act 1998 such as medical details or death benefit nominations. The Executive accepts that the trustees and their advisers and administrators need this data to calculate and pay benefits for statistical purposes for reference purposes and to administer the Pension Scheme as a whole. By signing this contract the Executive agrees to this processing taking place.

7.5                               Subject to HMRC’s present regime of a lifetime allowance remaining in place, in the event that the Executive’s lifetime allowance is reached, the Company will cease to make contributions to the Pension Scheme on his behalf, but will during the term of his employment instead make him a monthly payment equivalent to the proportion of the Pensions Scheme Earnings Cap which would otherwise have been contributed to the Pension Scheme on his behalf.

8.                                      INSURANCE

8.1                               Subject to clause 8.2, during the Employment, the Company will:

(a)                                 as presently, pay for the benefit of the Executive, his spouse and dependent children, subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force;

(b)                                 as presently, pay for the benefit of the Executive subscriptions to the Company’s life assurance arrangements for the time being in force; and

(c)                                  pay for the benefit of the Executive subscriptions to the Company’s permanent health insurance arrangements for the time being in force.

8.2                               The Company may at any time at its sole discretion (subject to giving the Executive prior written notice) discontinue the payment of private medical expenses insurance premiums, life assurance subscriptions and/or permanent health insurance premiums on the Executive’s behalf. In the event that the Company exercises this right it will, with effect from the date of ceasing any such payments, commence payments to the Executive of a cash amount equal (on an annual basis) to the premium(s) it was previously paying on the Executive’s behalf.

9.                                      HOLIDAY

9.1                               The Executive is entitled to 30 working days’ paid holiday per calendar year during his Employment (plus bank and public holidays in England), to be taken at a time or times convenient to the Company and New Henderson Group. The right to paid holiday will accrue pro-rata during each calendar year of the Employment.

9.2                               Up to a maximum of 5 days’ accrued but untaken holiday may be carried forward to the next calendar year with the consent of the Company. Subject to clause 9.3 the Executive has no entitlement to be paid in lieu of accrued but untaken holiday.

9.3                               On termination of the Employment, the Executive’s entitlement to accrued holiday pay shall be calculated on a pro-rata basis (which calculation shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary). If the Executive has taken more working days’ paid holiday than his accrued entitlement, the Company is authorised to deduct the appropriate amount from his final salary instalment (which deduction shall be made on the basis that each day of paid holiday is equivalent to 1/260 of the Executive’s salary).

10.                               SICKNESS AND OTHER INCAPACITY

10.1                        Subject to the Executive’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of 6 months in aggregate in any period of 12 consecutive months. Such payment will be inclusive of any statutory sick pay payable in accordance with applicable legislation in force at the time of absence.

10.2                        The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity as set out above) without the prior permission of the Board.

10.3                        The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.

11.                               OTHER INTERESTS

11.1                        Subject to clause 11.2, during the Employment the Executive will not (without the Board’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.

11.2                        Notwithstanding clause 11.1, the Executive may hold for investment purposes an interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed or dealt in a Recognised Investment Exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with any business for the time being carried on by any company in the Group.

12.                               SHARE DEALING AND OTHER CODES OF CONDUCT

The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable rules and regulations of the UK Listing Authority and any other relevant regulatory bodies, including the Model Code on dealings in securities. While the Company or New Henderson Group is listed on the Australian Stock Exchange, the Executive will comply with all applicable rules and regulations of the Australian Stock Exchange and those provisions of the Australian Corporations Act 2001 (Cth) relating to dealings in securities.

13.                               FINANCIAL REGULATIONS

The Executive will act and conduct himself in conformity with the rules and requirements of the Financial Services Authority (FSA) or any other regulatory organisation constituted in accordance with the Financial Services and Markets Act 2000 (or any replacement legislation) or any other relevant overseas regulatory authority.

14.                               INTELLECTUAL PROPERTY

It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or New Henderson Group with which he is concerned or for which he is responsible might be improved and may as part of such duties originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together Employee Works) may subsist. Accordingly:

the Executive shall forthwith disclose full details of Employee Works in confidence to the Company and New Henderson Group and shall regard himself in relation to Employee Works as a trustee for the Company and New Henderson Group;

(a)                                 all intellectual property rights in Employee Works shall vest absolutely in the Company and New Henderson Group which shall be entitled, so far as the law permits, to the exclusive use thereof;

(b)                                 notwithstanding (b) above, the Executive assigns to the Company and New Henderson Group all right, title and interest, present and future, anywhere in the world in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with his service hereunder) during the continuance of his employment hereunder;

(c)                                  the Executive hereby waives all moral rights as author under the Copyright Designs and Patents Act 1988 or any equivalent laws in respect of any Employee Works; and

(d)                                 the Executive agrees and undertakes that at any time during or after the termination of his employment he will execute such deeds or documents and do all such acts and things as the Company or New Henderson Group may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

15.                               DISCIPLINARY AND GRIEVANCE PROCEDURES

15.1                        If the Executive is dissatisfied with any disciplinary decision taken in relation to him he may appeal in writing to the Chairman of the Board of New Henderson Group within 7 days of that decision. The Chairman’s decision shall be final. Details of the Company’s disciplinary and grievance procedures are contained in the Company’s employee handbook (which may be accessed on the Company’s intranet), which may be amended by the Company from time to time in its absolute discretion.

15.2                        If the Executive has any grievance in relation to the Employment he may raise it in writing with the Chairman of the Board of New Henderson Group, who will direct that such grievance is heard by any one or more Non Executive Directors of New Henderson Group specified by the Chairman. In the event that the Executive is dissatisfied with the outcome of such grievance hearing, the Executive has a right of appeal to the Chairman who will hear such appeal and whose decision shall be final.

16.                               TERMINATION

16.1                        Either party may terminate the Employment in accordance with clause 2.2.

16.2                        The Company may, in its sole discretion, also terminate the Employment in accordance with this clause 16.2 and pay the Executive a sum in lieu of notice (the Payment in Lieu of Notice) equal to the aggregate of the basic salary (calculated by reference to his basic salary at the date of termination) which he would have been entitled to receive under this Agreement during the notice period referred to at clause 16.3 if notice had been given (or, if notice has already been given, during the remainder of the notice period) (the Relevant Period).

16.3                        The Payment in Lieu of Notice shall be paid within one month of the date of termination of Employment and shall be paid net of tax and subject to such deductions as may be required by law. The Payment in Lieu of Notice shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company.

16.4                        As an alternative to the Payment in Lieu of Notice being paid in a lump sum, the Company may pay it in equal monthly instalments from the date on which the Employment terminates until the end of the Relevant Period.

16.5                        Any entitlement that the Executive has or may have under any share incentive plan shall be determined in accordance with the rules of the relevant plan and shall not be affected by his receipt of the Payment in Lieu of Notice.

16.6                        For the avoidance of doubt, the Executive will not be entitled to a payment in lieu of bonus, pension or other benefits to which the Executive would have been entitled had he worked his notice.

16.7                        In consideration for the Payment in Lieu of Notice the Executive agrees to remain bound by the provisions contained in clauses 18 and 19 of this Agreement.

16.8                        The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:

(a)                                 commits any serious or repeated and material breach of any of his obligations under this Agreement or his Employment;

(b)                                 is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)                                  is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;

(d)                                 is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(e)                                  is disqualified from acting as a director of a company by order of a competent court;

(f)                                   is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has an interim order made against him under Part VIII of the Insolvency Act 1986 or has a county court administration order made against him under the County Courts Act 1984;

(g)                                  voluntarily resigns his directorship of the Company (other than at the explicit request of the Board);

(h)                                 has his approval withdrawn by the FSA (or any replacement or other relevant regulatory body) or the Company reasonably believes that the acts or omissions of the Executive will lead to such approval being withdrawn; or

(i)                                     materially breaches the FSA’s (or any replacement or other relevant regulatory body’s) rules.

This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.

Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.

16.9                        On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:

(a)                                 immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)                                 immediately resign from any office he holds with the Company, New Henderson Group or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company and/or New Henderson Group to appoint some person in his name and on his behalf to sign any documents and do any thing to give effect to his resignation from offices; and

(c)                                  immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.

16.10                 It is acknowledged that the Executive may, during the Employment, be granted rights upon the terms and subject to the conditions of the rules from time to time of the New Henderson Group Long Term Incentive Plan or any other share incentive, share option, bonus or phantom option scheme operated by New Henderson Group with respect to shares in New Henderson Group. If, on termination of the Employment, whether lawfully or in breach of contract the Executive loses any of the rights or benefits under such scheme (including rights or benefits which the Executive would not have lost had the Employment not been terminated) the Executive shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any compensation for the loss of any rights under any such scheme.

16.11                 The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of or employed by, the Company or any other Group Company, other than as a shareholder, if that is the case.

17.                               SUSPENSION AND GARDENING LEAVE

17.1                        Where notice of termination has been served by either party whether in accordance with clause 2.2 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:

(a)                                 not to attend any premises of the Company or any other Group Company; and/or

(b)                                 to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)                                  to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)                                 to take any holiday which has accrued under clause 9 during any period of suspension under this clause 17.1.

The provisions of clause 11.1 shall remain in full force and effect during any period of suspension under this clause 17.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 17.1.

Any suspension under this clause 17.1 shall be on full salary and benefits (save that the Executive shall not be entitled to earn or be paid any bonus during any period of suspension.

17.2                        The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive (including where the FSA is conducting an investigation into circumstances including a potential breach of FSA regulatory requirements). Such suspension shall be on full salary and benefits (save that the Executive shall not be entitled to earn or be paid any bonus during any period of suspension.

18.                               RESTRAINT ON ACTIVITIES OF EXECUTIVE AND CONFIDENTIALITY

Save insofar as such information is already in the public domain the Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any information which the Executive knows or ought reasonably to have known to be confidential concerning the business or affairs of the Company or any other Group Company or any of its or their customers.

The restrictions in this clause shall not apply:

(a)                                 to any disclosure or use authorised by the Board or required by law or by the Employment; or

(b)                                 so as to prevent the Executive from using his own personal skill in any business in which he may be lawfully engaged after the Employment is ended or

(c)                                  to prevent the Executive making a protected disclosure within the meaning of s43A of the Employment Rights Act 1996.

19.                               POST-TERMINATION COVENANTS

19.1                        For the purposes of clause 19, “Termination Date” shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

19.2                        The Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)                                 for the period of 12 months following the Termination Date (subject to clause 19.3 below), for the purposes of any business which competes or is about to compete with any business carried on by the Company or any Group Company, canvass, solicit, deal with or accept business or custom from or endeavour to canvass, solicit, deal with or accept business or custom from any person, firm, company or other entity who is, or was, in the 12 month period immediately prior to the Termination Date, a customer of the Company or any Group Company with whom the Executive had business dealings during the course of his employment in that 12 month period. Nothing in this clause 19.2(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company;

(b)                                 for the period of 12 months following the Termination Date (subject to clause 19.3 below), solicit or entice away or endeavour to solicit or entice away any individual who is employed or engaged by the Company or any Group Company as a director, fund manager or in a senior managerial or other specialist capacity and with whom the Executive had business dealings during the course of his employment in the 12 month period immediately prior to the Termination Date;

(c)                                  for the period of 12 months following the Termination Date (subject to clause 19.3 below), so as to compete with the Company or any Group Company, carry on, set up, be employed, engaged or interested in a business which is itself or is about to be in competition with the business of the Company or any Group Company as at the Termination Date with which the Executive was actively involved as Chief Executive of the Company during the 12 month period immediately prior to the Termination Date. It is agreed that in the event that any such business ceases to be in competition with the Company and/or any Group Company this paragraph shall, with effect from that date, cease to apply in respect of such business. The provisions of this paragraph shall not, at any time following the Termination Date, prevent the Executive from holding shares or other capital not amounting to more than 3% of the total issued share capital of any company whether listed on a recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

19.3                        The period during which the restrictions referred to in clauses 19.2(a), 19.2(b) and 19.2(c) shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 17.1.

19.4                        The Executive agrees that if, during either his employment with the Company or the period of the restrictions set out in 19.2(a), 19.2(b) and 19.2(c) (subject to the provisions of clause 19.3), he receives an offer of employment or engagement, he will provide a copy of clause 19 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.

19.5                        The Executive will, at the request and expense of the Company, enter into a separate agreement with any Group Company under the terms of which he will agree to be bound by restrictions corresponding to those contained in clauses

19.2(a), 19.2(b) and 19.2(c) (or such as may be appropriate in the circumstances).

19.6                        Each and every obligation under this clause 19 shall be treated as a separate obligation and shall be severally enforceable as such. If any restriction contained in this clause 19 shall be adjudged by any court of competent jurisdiction to be void or unenforceable as going beyond what is reasonable in the circumstances but would be valid if part of the wording were deleted the said restriction shall apply with such deletions as may be necessary to make it valid and effective.

20.                               EXECUTIVE’S POSITION AS DIRECTOR

20.1                        The Executive’s duties as a director of the Company, New Henderson Group or any other Group Company are subject to the Articles of Association of the relevant company for the time being.

20.2                        While the Company or New Henderson Group is listed on the Australian Stock Exchange, the Executive will promptly provide the Company with the information specified in Schedule 1 at the dates and within the periods specified in Schedule 1. The Executive authorises the Company to give that information to the Australian Stock Exchange on his behalf and as his agent.

20.3                        The Company shall pay for the benefit of the Executive subscriptions to the Company’s directors’ and officers’ liability insurance.

21.                               WAIVER OF RIGHTS

21.1                        For the avoidance of doubt, the Executive waives all rights he may have under or in connection with the 2008 employment contract between the Executive and Henderson Administration Limited and the Executive agrees that such contract shall cease to have effect from the Effective Date. This waiver is not intended to encompass the Executive’s rights under various share incentive schemes, which are dealt with under a separate letter from the Company to the Executive of even date.

21.2                        If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.

22.                               DATA PROTECTION

22.1                        The Executive consents to the Company and any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:

(a)                                 performing its obligations under this Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);

(b)                                 the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;

(c)                                  processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)                                 transferring data to countries outside the European Economic Area for the purposes of the legitimate interests of the Company and any Group Company.

22.2                        The Executive explicitly consents to the Company and any Group Company processing sensitive personal data (within the meaning of the Data Protection Act 1998) at any time (whether before, during or after the Employment) for the following purposes:

(a)                                 where the sensitive personal data relates to the Executive’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;

(b)                                 where the sensitive personal data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of the Company’s or any Group Company’s disciplinary purposes;

(c)                                  for all sensitive personal data, any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and

(d)                                 for all sensitive personal data, any processing in the legitimate interests of the Company or any Group Company.

23.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

24.                               MISCELLANEOUS

24.1                        The Executive acknowledges that this Agreement has been drafted on the basis that New Henderson Group becomes the new holding company for the Henderson Group by means of a scheme of arrangement under the Companies Act 2006 as announced by the Company on 28 August 2008 (the Scheme of Arrangement). In the event that the Scheme of Arrangement does not become effective, the provisions of this Agreement will continue to apply save that provisions referring to New Henderson Group will have no force or effect (and, upon request by the Company, the Executive will enter into a new service agreement reflecting this).

24.2                        Save as otherwise agreed in this Agreement, this Agreement, any letter of appointment of the Executive to the Board of New Henderson Group and the letter from the Company referred to at clause 21.1, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.

24.3                        The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

24.4                        Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.

24.5                        Any reference in this Agreement to an Act of Parliament shall be deemed to include any statutory modification or re-enactment thereof.

24.6                        This Agreement is governed by, and shall be construed in accordance with, the laws of England.

SIGNED as a DEED and	)	/s/ A.J. Doorman
DELIVERED by the	)
EXECUTIVE in the presence of:	)	HR Director

SIGNED for and on behalf of	)	/s/ Nicholas Toby Hiscock
the COMPANY:		Director

SIGNED for and on behalf of	)	/s/ Gerald Aherne
NEW HENDERSON GROUP:		Director

SCHEDULE 1

Introduction

Due to its admission to the official list of ASX Limited (ASX) the Company is required, under the ASX Listing Rules, to disclose to ASX details of the Company’s directors’ interests in securities, and in contracts relevant to securities. The Company is also required to enter into an agreement with directors under which directors are obliged to provide the necessary information to the Company.

Following its admission to the official list of ASX, New Henderson Group will have the same obligations under the ASX Listing Rules.

Initial disclosure

1.                                      The Executive will provide the following information as at the date of this Agreement:

(a)                                 Details of all securities registered in the Executive’s name. These details include the number and class of the securities.

(b)                                 Details of all securities not registered in the Executive’s name but in which the Executive has a relevant interest within the meaning of section 9 of the Corporations Act (2001) Cth. These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest.

(c)                                  Details of all contracts (other than contracts to which the Company or New Henderson Group is a party) to which the Executive is a party or under which the Executive is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company, New Henderson Group or a related body corporate. These details include the number and class of the shares, debentures or interests, the name of the registered holder if the shares, debentures or interests have been issued and the nature of the Executive’s interest under the contract.

2.                                      The Executive will provide the required information as soon as reasonably possible after the date of this Agreement and in any event no later than three business days after the date of this Agreement.

Ongoing disclosure

3.                                      The Executive will provide the following information:

(a)                                 Details of changes in securities registered in the Executive’s name other than changes occurring as a result of corporate actions by the Company or New Henderson Group. These details include the date of the change, the number and class of the securities held before and after the change, and the nature of the change, for example on-market transfer. The Executive will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

(b)                                 Details of changes in securities not registered in the Executive’s name but in which the Executive has a relevant interest within the meaning of section 9 of the Corporations Act 2001 (Cth). These details shall include the date of the change, the number and class of the securities held before and after the change, the name of the registered holder before and after the change, and the circumstances giving rise to the relevant interest. The Executive will also provide details of the consideration payable in connection with the change, or if a market consideration is not payable, the value of the securities the subject of the change.

(c)                                  Details of all changes to contracts (other than contracts to which the Company or New Henderson Group is a party) to which the Executive is a party or under which the Executive is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company or a related body corporate. These details include the date of the change, the number and class of the shares, debentures or interests to which the interest relates before and after the change, the name of the registered holder if the shares, debentures or interests have been issued, and the nature of the Executive’s interest under the contract.

4.                                      The Executive will provide the required information as soon as reasonably possible after the date of the change and in any event no later than three business days after the date of the change.

Final disclosure

5.                                      The Executive will provide the following information as at the date of ceasing to be a director of the Company and/or New Henderson Group .

(a)                                 Details of all securities registered in the Executive’s name. These details include the number and class of the securities.

(b)                                 Details of all securities not registered in the Executive’s name but in which the Executive has a relevant interest within the meaning of section 9 of the Corporations Act 2001 (Cth). These details include the number and class of the securities, the name of the registered holder and the circumstances giving rise to the relevant interest.

(c)                                  Details of all contracts (other than contracts to which the Company or New Henderson Group is a party) to which the Executive is a party or under which the Executive is entitled to a benefit, and that confer a right to call for or deliver shares in, debentures of, or interests in a managed investment scheme made available by, the Company or a related body corporate. These details include the number and class of the shares, debentures or interests, the name of the registered holder if the shares, debentures or interests have been issued and the nature of the interest under the contract.

6.                                      The Executive will provide the required information as soon as reasonably possible after the date of ceasing to be a director of the Company and/or New Henderson Group and in any event no later than three business days after the date of ceasing to be a director of the Company and/or New Henderson Group.

Agency

7.                                      The Executive authorizes the Company and/or New Henderson Group to give the information provided by the Executive to ASX on the Executive’s behalf and as the Executive’s agent.

Meaning of ‘securities’

8.                                      For the purposes of this schedule, ‘securities’ means securities of the Company, New Henderson Group or a related body corporate